EXHIBIT 23

Consent of Independent Auditors



To the Board of Directors and Shareholders of Xerox Corporation



We consent to the incorporation by reference in the Registration Statements of Xerox Corporation on Forms S-8 (Nos. 2-81528, 2-86274, 2-86275, 33-18126, 33-
44313, 33-44314, 33-65269 and 333-09821) and Forms S-3 (Nos. 2-82363, 33-9486,
33-32215, 33-49177, 33-54629 and 333-13179) of our reports dated January 23,
1997 relating to the consolidated balance sheets of Xerox Corporation and consolidated subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996 which reports appear in or are incorporated by reference in the 1996 Annual Report on Form 10-K.





                                          KPMG PEAT MARWICK LLP





Stamford, Connecticut
March 27, 1997